Exhibit 5.1

January 16, 2004

MarketWatch.com, Inc.
825 Battery Street
San Francisco, California 94111

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by MarketWatch.com, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on January 16, 2004 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 10,808,176 shares of the Company's Common Stock, $0.01 par value (the "Common Stock") reserved for issuance under the Company's 2004 Stock Incentive Plan, the Company's 2004 Employee Stock Purchase Plan, MarketWatch Media, Inc. 1998 Equity Incentive Plan, MarketWatch Media, Inc. 1998 Directors Stock Option Plan, Pinnacor Inc. 1999 Stock Option Plan, and Pinnacor Inc. 2000 Equity Incentive Plan (collectively, the "Plans").

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the reservation of these 10,808,176 shares of Common Stock for issuance under the Plans.

It is our opinion that the 10,808,176 shares of Common Stock which may be issued and sold by the Company pursuant to the Plans, when issued and sold in the manner referenced in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any further amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP